================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549
                                 ---------------

                                   FORM 8-K/A
                                (AMENDMENT NO. 1)


                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                FEBRUARY 21, 2003
                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)


                               TRIMAS CORPORATION
             (Exact name of registrant as specified in its charter)

              DELAWARE                                   333-100351                              38-2687639
   (State or other jurisdiction of                 Commission file number                      (IRS Employer
   incorporation or organization)                                                           Identification No.)


                        39400 WOODWARD AVENUE, SUITE 130
                        BLOOMFIELD HILLS, MICHIGAN 48304
          (Address of principal executive offices, including zip code)

                                 (248) 631-5400
              (Registrant's telephone number, including area code)

                                 NOT APPLICABLE
          (Former name or former address, if changed since last report)



================================================================================

                                EXPLANATORY NOTE

         This Form 8-K/A is being filed to amend the Form 8-K filed on February 25, 2003 to include the financial statements and pro forma financial information referred to in Item 7 below relating to our acquisition of all of the outstanding capital stock of Highland Group Corporation. At the time of the filing on the Form 8-K, it was impractical for us to provide the financial and pro forma information.

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

         On February 21, 2003, TriMas Corporation (the "Company") announced its acquisition of Highland Group Corporation ("Highland") pursuant to a Purchase Agreement (the "Purchase Agreement") dated as of February 21, 2003, by and among TriMas Company LLC, a subsidiary of the Company, the shareholders and option holders of Highland (the "Sellers") and FNL Management Corp. as Sellers' Representative.

         The consideration for the acquisition was approximately $70.5 million, plus the amount of certain tax benefits, in cash. The purchase price is subject to adjustment based upon actual working capital and taxes owed at closing. The purchase price was financed through drawings on the Company's revolving credit facility and cash on hand, as well as an equity investment by Heartland Industrial Partners, L.P., and its affiliates. Since January 1, 2003, Heartland has made approximately $30.0 million of equity investments in the Company.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (a)  Financial Statements of Business Acquired.

              Independent Auditor's Report.............................................                 F-1

              Balance Sheets as of December 31, 2002 and 2001..........................                 F-2

              Statements of Operations and Retained Earnings for the Years Ended
                 December 31, 2002, 2001 and 2000.....................................                  F-3

              Statements of Cash Flows for the Years Ended December 31, 2002, 2001 and
                 2000.................................................................                  F-4

              Notes to Financial Statements............................................                 F-5


         (b)  Pro Forma Financial Information, in accordance with Item 7(b)(1) of Form 8-K.

              Unaudited Pro Forma Financial Information................................                 F-11

              Unaudited Pro Forma Combined Statement of Operations for the Year Ended
                  December 31, 2002....................................................                 F-12

              Notes to Unaudited Pro Forma Combined Statement of Operations............                 F-13

              Unaudited Pro Forma Combined Balance Sheet as of December 31, 2002.......                 F-17

              Notes to Unaudited Pro Forma Combined Balance Sheet......................                 F-18

SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                TRIMAS CORPORATION


DATE:   May 7, 2003             By:
                                    -------------------------------------------
                                    Name:    Todd R. Peters
                                    Title:   Executive Vice President and Chief
                                             Financial Officer

                          INDEPENDENT AUDITORS' REPORT


                                                                January 17, 2003



To the Shareholders
HIGHLAND GROUP CORPORATION

         We have audited the accompanying balance sheets of Highland Group Corporation as of December 31, 2002 and 2001, and the related statements of operations and retained earnings, and cash flows for the years ended December 31, 2002, 2001 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Highland Group Corporation as of December 31, 2002 and 2001, and the results of its operations and its cash flows for the years ended December 31, 2002, 2001 and 2000 in conformity with accounting principles generally accepted in the United States of America.

         As discussed in Note 12 to the financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" effective January 1, 2002.


Walthall, Drake & Wallace LLP
Certified Public Accountants

                           HIGHLAND GROUP CORPORATION
                                 BALANCE SHEETS
                           DECEMBER 31, 2002 AND 2001
--------------------------------------------------------------------------------

                                     ASSETS
                                                                          2002               2001
                                                                      -------------     --------------
CURRENT
     Cash                                                             $     291,369      $     401,799
     Receivables, net of allowance of $106,252 and $421,000 in
     2002 and 2001, respectively                                          9,441,336          7,181,310
     Inventories                                                          7,180,531          5,460,922
     Prepaid expenses                                                       427,968            524,283
     Deferred tax asset                                                      30,000            175,000
                                                                       ------------         ----------
         TOTAL CURRENT ASSETS                                            17,371,204         13,743,314

PROPERTY, PLANT AND EQUIPMENT
     Land                                                                    80,400             80,400
     Building and improvements                                            1,945,850          1,877,087
     Machinery and equipment                                                520,755            459,937
     Tooling                                                              2,773,952          2,480,934
     Data processing and office equipment                                   411,747            337,830
     Show booth                                                             120,290            112,493
                                                                       ------------         ----------
                                                                          5,852,994          5,348,681
         Less: Accumulated depreciation                                   2,106,192          1,384,922
                                                                       ------------         ----------
                                                                          3,746,802          3,963,759
OTHER ASSETS
     Goodwill, net                                                        9,964,892          9,964,892
     Patent, net                                                            212,917            234,208
     Deposits                                                                13,521             12,350
     Debt issuance costs, net                                                    --             50,000
                                                                       ------------         ----------
                                                                         10,191,330         10,261,450
                                                                       ------------         ----------
TOTAL ASSETS                                                          $  31,309,336      $  27,968,523
                                                                       ============         ==========



                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                          2002               2001
                                                                     -------------      -------------
CURRENT
     Bank overdraft                                                  $     604,396      $     632,249
     Long-term debt, current portion                                     2,200,000          2,250,000
     Accounts payable                                                    1,936,007          1,910,702
     Accrued liabilities                                                 2,306,219          2,072,182
                                                                       ------------         ----------
         TOTAL CURRENT LIABILITIES                                       7,046,622          6,865,133

LONG-TERM DEBT
     Long-term debt, less current portion                                3,681,361          5,881,361
     Revolving credit line                                               1,531,061          1,012,792
     Deferred tax liability                                                315,000             25,000
                                                                       ------------         ----------
                                                                         5,527,422          6,919,153
                                                                       ------------         ----------

TOTAL LIABILITIES                                                       12,574,044         13,784,286

COMMON STOCK
     No par value; 2000 shares authorized;
         1000 shares issued and outstanding                              6,266,666          6,266,666
RETAINED EARNINGS                                                       12,468,626          7,917,571
                                                                       ------------         ----------
TOTAL STOCKHOLDERS' EQUITY                                              18,735,292         14,184,237
                                                                       ------------         ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                           $  31,309,336      $  27,968,523
                                                                       ============         ==========

    The accompanying notes are an integral part of the financial statements.

                           HIGHLAND GROUP CORPORATION
                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

--------------------------------------------------------------------------------

                                                              2002                 2001                 2000
                                                          -------------        -------------        -------------
SALES
    Gross sales                                           $  52,944,587        $  43,887,409        $  36,754,017
    Less returns and allowances                               3,709,967            2,895,378            2,273,208
                                                             ----------           ----------           ----------

NET SALES                                                    49,234,620           40,992,031           34,480,809

COST OF SALES                                                31,248,218           25,417,507           21,664,797
                                                             ----------           ----------           ----------

GROSS PROFIT                                                 17,986,402           15,574,524           12,816,012

IMPORT/ROYALTY INCOME                                            15,345               58,946               22,053

DISTRIBUTION EXPENSES                                         2,805,963            2,259,296            2,220,283

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                  6,385,505            7,220,089            5,848,966
                                                             ----------           ----------           ----------

OPERATING INCOME                                              8,810,279            6,154,085            4,768,816

OTHER EXPENSE
    Amortization, debt issue costs                               50,000               50,000               50,000
    Interest, net                                               772,479            1,114,601            1,595,518
                                                             ----------           ----------           ----------

                                                                822,479            1,164,601            1,645,518
                                                             ----------           ----------           ----------

INCOME BEFORE TAXES                                           7,987,800            4,989,484            3,123,298

PROVISION FOR INCOME TAXES                                    3,436,745            1,701,821            1,277,037
                                                             ----------           ----------           ----------

NET INCOME                                                    4,551,055            3,287,663            1,846,261

RETAINED EARNINGS - BEGINNING                                 7,917,571            4,629,908            2,783,647
                                                             ----------           ----------           ----------

RETAINED EARNINGS - ENDING                                $  12,468,626        $   7,917,571        $   4,629,908
                                                             ==========           ==========           ==========

    The accompanying notes are an integral part of the financial statements.

                           HIGHLAND GROUP CORPORATION
                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

--------------------------------------------------------------------------------

                                                                2002               2001              2000
                                                           -------------      -------------      -------------
SALES
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                             $   4,551,055      $   3,287,663      $   1,846,261
    Adjustments to reconcile net income to net
       cash provided by operating activities:
         Depreciation and amortization                           792,561          1,598,093          1,353,569
         Deferred taxes                                          435,000           (150,000)           --
                                                             -----------        ------------       -------------
                                                               5,778,616          4,735,756          3,199,830
    Changes in assets and liabilities:
         Accounts receivable                                  (2,260,026)           (14,178)          (321,695)
         Inventories                                          (1,719,609)        (1,459,733)            78,894
         Other current assets                                     96,315            208,428            617,306
         Deposits                                                 (1,171)             2,676             (5,695)
         Accounts payable                                         25,305            146,154            838,557
         Other accrued liabilities                               234,037            873,511            139,281
                                                             -----------        ------------       -------------

         Total changes in assets and liabilities              (3,625,149)          (243,142)         1,346,648
                                                             -----------        ------------       -------------

         NET CASH PROVIDED BY OPERATING ACTIVITIES             2,153,467          4,492,614          4,546,478

CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of property, plant and equipment                   (504,313)          (887,271)        (1,894,784)

CASH FLOWS FROM FINANCING ACTIVITIES
    Bank overdraft                                               (27,853)            66,393             80,349
    Revolving credit line, net                                   518,269           (980,173)          (943,655)
    Payments on long-term debt                                (2,250,000)        (2,302,083)        (1,777,084)
                                                             -----------        ------------       -------------

    NET CASH USED IN FINANCING ACTIVITIES                     (1,759,584)        (3,215,863)        (2,640,390)
                                                             -----------        ------------       -------------

NET INCREASE (DECREASE) IN CASH                                 (110,430)           389,480             11,304

CASH - BEGINNING                                                 401,799             12,319              1,015
                                                             -----------        ------------       -------------

CASH - ENDING                                              $     291,369      $     401,799      $      12,319
                                                             ===========        ============       =============


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

     Cash paid during the year:

         Interest                                          $     813,497      $   1,229,889      $   1,561,502
                                                             ===========        ============       =============

         Income taxes                                      $   2,771,897      $   1,710,390      $   1,078,306
                                                             ===========        ============       =============


    The accompanying notes are an integral part of the financial statements.

                           HIGHLAND GROUP CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001

--------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of operations
--------------------

Highland Group Corporation was incorporated in December 1997 for the purpose of acquiring the operating business of Highland Group Industries LP, effective January 1, 1998. The Company is engaged in the manufacturing and distribution of automotive accessories with a manufacturing facility located in Sheffield, Pennsylvania and corporate offices located in Solon, Ohio. Major retail chains make up the principal market.

Receivables and allowance for doubtful accounts
-----------------------------------------------

Receivables are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to trade accounts receivable.

Inventories
-----------

Inventories are stated at the lower of cost or market with cost being determined on the first-in, first-out (FIFO) basis. Finished goods is comprised of both finished goods and products purchased for resale.

The following is a summary of inventories at the lower of cost or market:

                                                2002               2001
                                             ----------         ----------
                    Raw Materials            $2,396,552         $2,122,313
                    Work-In-Process             380,091            389,851
                    Finished Goods            4,403,888          2,948,758
                                              ---------          ---------
                                             $7,180,531         $5,460,922
                                              =========          =========

Depreciation
------------

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Depreciation expense totaled $721,270, $620,902 and $376,377 for the years ended 2002, 2001 and 2000, respectively.

Advertising expense
-------------------

The cost of advertising is expensed as incurred. The Company incurred $1,657,067, $1,699,887 and $1,631,690 in advertising and marketing expenses during 2002, 2001 and 2000, respectively.

Statements of cash flows
------------------------

The Company considers cash-on-hand and demand deposits in banks as cash for the purpose of the Statements of Cash Flows.

                           HIGHLAND GROUP CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Debt issuance costs
-------------------

Debt issuance costs are amortized over the term of the related contract. Amortization charged to operations for 2002, 2001 and 2000 was $50,000 each year.

Stock option plan
-----------------

The Company has a stock-based employee compensation plan, which is described more fully in Note 9. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under this plan had an exercise price equal to the market value of the underlying stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation.

                                                                       2002               2001             2000
                                                                    ----------         ----------        ---------
                 Net income, as reported                            $4,551,055         $3,287,663        1,846,261
                 Deduct: Total stock-based employee
                 compensation expense determined under fair
                 value based method for all awards                     (12,453)           (24,906)         (51,324)
                                                                     ---------          ---------        ---------
                                                                    $4,538,602         $3,262,757        1,794,937
                                                                     =========          =========        =========


NOTE 2 - USE OF ESTIMATES

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 3 - REVOLVING CREDIT LINE

The Company has a revolving line of credit agreement with a commercial bank which allows for maximum borrowings of $10,000,000. Interest is payable monthly at a fluctuating rate based on the prime rate plus a margin amount. The margin amount can range from .5% to 1.0% based upon certain financial ratios of the Company. The Company may also elect a fixed interest rate for a specified period of time, based on the applicable LIBOR rate and margin amount. The margin amount for LIBOR loans is either 2.75% or 3.25%, based upon certain financial ratios of the Company. The interest rate at December 31, 2002 is 4.75%. The loan is secured by eligible accounts receivable, inventories, equipment and a first mortgage on the Company's real property. Amounts borrowed under this agreement totaled $1,531,061 and $1,012,792 at December 31, 2002 and 2001, respectively.

The Company is also required to pay a commitment fee to the bank on the unused portion of the credit line, at an annual rate of .375%.

The Company's cash management arrangement with its commercial bank provides automatic coverage of overdrafts up to its credit limit.

                           HIGHLAND GROUP CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001

--------------------------------------------------------------------------------

NOTE 4 - RELATED PARTY TRANSACTIONS

Management services are being provided by the majority shareholder of the Company under a management agreement for a fee of $25,000 per month. The total fees paid in 2002, 2001 and 2000 were $300,000 each year. The agreement is for a one-year term commencing in January 1998 with an annual renewal provision. The Company has a note payable (see Note 5) to the majority shareholder of the Company. Interest expense under this note for 2002, 2001 and 2000 was $168,000 each year.

NOTE 5 - LONG-TERM DEBT

The following is a summary of long-term debt:

                                                                           2002                           2001
                                                                  ------------------------      ------------------------
                                                                  Current       Long-Term       Current        Long-Term
                                                                  -------       ----------      -------        ---------
The Company had a note payable to a commercial bank, dated
January 9, 1998, in the original amount of $8,000,000. This
note was increased in January 2000, with an additional
$2,000,000 being lent, resulting in an adjusted amount of
$8,131,261. The note is payable in twenty-four quarterly
principal payments which increase from $250,000 to $375,000
through 2006. Interest is payable quarterly at prime rate
plus a margin amount. The margin amount can range from .5%
to 1.5%, based upon certain financial ratios of the Company.
The Company may also elect a fixed rate based on the
applicable LIBOR rate and margin amount. The margin amount
for the LIBOR rate is either 3.25% or 3.75%, based upon
certain financial ratios of the Company. The interest rate
at December 31, 2002 is 5.25%.                                    $1,500,000     $2,981,361     $1,437,500      $4,481,361


The Company had a liability to the partners of the Company's predecessor entity, in the original amount of $3,250,000
pursuant to an earn-out agreement. The agreement required a
payment of $812,500 in addition to the execution of a
promissory note in the amount of $2,437,500 and was payable
in three annual installments of $812,500 each, commencing
March 15, 2000 with the final payment March 15, 2002.
Interest was payable monthly, at an annual rate of 10% on
the outstanding balance.                                                 --              --        812,500              --


The Company has a note payable to the majority shareholder
of the Company, dated January 9, 1998, in the original
amount of $1,400,000. The note is payable in two
installments of $700,000 each on December 31, 2003 and 2004.
Interest is payable monthly, at an annual rate of 12%, on
the outstanding balance.                                            700,000          700,000           --       1,400,000

                           HIGHLAND GROUP CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001

--------------------------------------------------------------------------------

NOTE 5 - LONG-TERM DEBT (CONTINUED)

The following are maturities of long-term debt:

                 Year
                 ----
                 2003                           $2,200,000
                 2004                            2,200,000
                 2005                            1,410,900
                 2006                               70,461
                                                 ---------
                                                $5,881,361
                                                 =========


Interest expense for 2002, 2001 and 2000 totaled $772,479, $1,114,601 and
$1,595,518, respectively.

NOTE 6 - LEASES

The Company leases office space in Solon, Ohio. Rent expense for 2002, 2001 and 2000 under this lease was $63,136 each year. The Company leases equipment under operating leases expiring through 2004. Equipment rental expense for 2002, 2001 and 2000 under these leases totaled $58,520, $59,252 and $55,272, respectively.

The future minimum rentals under these agreements are as follows:

                 Year               Equipment         Real Estate
                 ----               ---------         -----------
                 2003               $  39,435         $   63,136
                 2004                   7,690             52,613
                 2005                   2,723                 --
                                     --------          ---------
                                    $  49,848         $  115,749
                                     ========          =========



NOTE 7 - PROFIT SHARING PLAN

The Company has a qualified profit sharing plan which permits participants to make contributions by salary reduction pursuant to Section 401(k) of the Internal Revenue Code. The Company contributes 3% of each qualified employee's salary into the plan. The cost incurred for contributions under this arrangement was $180,924, $194,070 and $113,303 for 2002, 2001 and 2000, respectively.

NOTE 8 - CONTINGENCIES

The Company is from time to time named as a defendant in lawsuits filed by consumers. The consumers allege the Company manufactured faulty products which caused harm. The lawsuits seek compensatory and punitive damages in various amounts. The Company believes the suits are completely without merit and intends to vigorously defend its position.

The Company is subject to legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not materially affect the financial position of the company.

                           HIGHLAND GROUP CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001

--------------------------------------------------------------------------------

NOTE 9 - STOCK OPTION PLAN

Effective February 24, 1999 the Company adopted the Highland Group Corporation 1999 Key Employees Stock Option Plan. Effective August 7, 2001 the plan was amended, restated and renamed the Highland Group Corporation Management Stock Option Plan. The plan allows for options to be granted to Key employees as well as outside directors of the Company. Options granted under this plan are nonqualified stock options. Options may be issued for an aggregate of 64 shares under this plan. For Key employees options vest over a two-year period from the grant date, with 50% vesting after one year. For outside directors, options are 50% vested as of the grant date, 25% as of January 10, 2002 and the remaining 25% on January 10, 2003. The options expire on the tenth anniversary of the effective date.

         Grant                Number of Shares           Exercise Price for
         Date               Options Granted For             Each Option
        -------             -------------------             -----------
        2/24/99                      38.50                     $11,545
        6/01/00                       4.25                      23,000
        8/07/01                       8.49                       9,000


Options for a total of 51.24 shares have been granted, or approximately 5% of the equity value of the Company.

The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APBO No. 25), and related interpretations, in accounting for this stock option plan. The company has elected this treatment because, as discussed below, the alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123), requires the use of highly subjective assumptions in option valuation models. Under APBO No. 25, no compensation expense has been recognized on the financial statements because the exercise price of the Company's stock options is not less than the fair market value of the shares at the grant date.

Pro forma information regarding net income, determined as if the Company had adopted SFAS No. 123, is required by that statement, and is disclosed in Note 1 of these statements. The fair value for these options was estimated at the grant date using the Black-Scholes option pricing model with the following assumptions for all options granted: a risk-free interest rate of 4.89%; an expected life of the options of five years for 1999 options; four years for 2000 options; two years for 2002 options; no expected dividend yield; and no volatility factor.

NOTE 10 - INCOME TAXES

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The deferred tax benefit is comprised of allowance for doubtful accounts, depreciation, amortization of goodwill, and various expense accruals.

The provision for income tax consists of the following:

                                2002           2001              2000
                             -----------     -----------     ------------

     Current tax expense     $ 3,136,745     $ 1,851,821     $  1,277,037
     Deferred tax benefit        300,000        (150,000)              --
                               ---------       ---------        ---------

                             $ 3,436,745     $ 1,701,821     $  1,277,037
                              ==========      ==========      ===========

                           HIGHLAND GROUP CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001
                                   (CONCLUDED)
--------------------------------------------------------------------------------


NOTE 11 - MAJOR CUSTOMERS AND SUPPLIERS

Sales to one customer aggregated 44% in 2002. Sales to the Company's top three customers aggregated 63% and 57% in 2001 and 2000. The Company made approximately 48% of its purchases from two suppliers in each of 2002 and 2001 and this purchases amount was 49% in 2000. The Company grants credit to customers, many of whom are major retail chains.


NOTE 12 - INTANGIBLE ASSETS

Effective January 2002, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142), which provides that Goodwill shall no longer be amortized. Instead, Goodwill is to be tested for impairment on an annual basis. The effect of this standard is that the Company will no longer recognize amortization expense on its books for Goodwill. If Goodwill were determined to be impaired, a charge to current operation would be made in the year of impairment. The Company completed its transitional goodwill impairment assessment and its annual impairment assessment with no adjustment to the carrying value of its goodwill. Goodwill continues to be amortized for tax purposes. The Company has a patent that is being amortized over a 15-year period on a straight-line basis. Aggregate intangible amortization expense was $21,292, $927,191 and $927,191 in 2002, 2001 and 2000,
respectively.


                                                2002                          2001
                                      --------------------------    -------------------------
                                        Gross                         Gross
                                      Carrying       Accumulated    Carrying      Accumulated
                                       Amount       Amortization     Amount      Amortization
                                      --------      -------------   --------     ------------
Amortizable Intangible Assets:
Patent                               $   319,375    $  (106,458)   $   319,375    $   (85,167)
                                     ===========    ===========    ===========    ===========


Unamortizable Intangible Assets:
Goodwill                             $13,588,489    $(3,623,597)   $13,588,489    $(3,623,597)
                                     ===========    ===========    ===========    ===========



Future Estimated Amortization Expense
-------------------------------------
For the year ended:

     2003               $21,292
     2004                21,292
     2005                21,292
     2006                21,292
     2007                21,292


Pro Forma Information
---------------------

                                                  2002               2001               2000
                                               ----------         ----------         ----------
Reported net income                            $4,551,055         $3,287,663         $1,846,261
Add back: Goodwill amortization                        --            905,899            905,899
                                               ----------         ----------         ----------

Adjusted net income                            $4,551,055         $4,193,562         $2,752,160
                                               ==========         ==========         ==========

                               TRIMAS CORPORATION
                    UNAUDITED PRO FORMA FINANCIAL INFORMATION
                                  (IN MILLIONS)


Prior to the acquisition of Highland, the Company acquired all of the capital stock of HammerBlow Acquisition Corp. ("HammerBlow") from 2000 Riverside Capital Appreciation Fund, L.P., and other stockholders of HammerBlow on January 30, 2003. The Company is not required under Regulation S-X to provide pro forma financial information related to our acquisition of all of the capital stock of HammerBlow, however, we have elected to do so in connection with the acquisition of Highland.

The total consideration paid for HammerBlow was $142.3 million (including our previous investment of $9.0 million), subject to a trade working capital adjustment pursuant to the purchase agreement. Of this amount, $7.2 million net, of the purchase price is deferred, payable in January of 2004. The purchase price was financed through drawings on the Company's revolving credit facility and cash on hand, as well as an equity investment by Heartland and its affiliates.

The unaudited pro forma combined balance sheet as of December 31, 2002 ("Unaudited Pro Forma Combined Balance Sheet") gives pro forma effect to the acquisitions of Highland Group Corporation ("Highland") and HammerBlow Acquisition Corporation ("HammerBlow") as if they had occurred on December 31, 2002. The acquisitions of Highland and HammerBlow will be accounted for by the purchase method of accounting pursuant to which the purchase price is allocated among the acquired tangible and intangible assets and assumed liabilities in accordance with estimates of their fair values at the date of acquisition. The pro forma adjustments include the Company's preliminary determination of purchase accounting adjustments required and are based upon available information and certain assumptions that the Company believes to be reasonable under the circumstances. Consequently, the amounts reflected in the Unaudited Pro Forma Combined Balance Sheet are subject to change and the final values may differ from the amounts reflected herein. However, the Company does not expect that differences between the preliminary and final purchase price allocation will have a material impact on the Company's financial position. The Unaudited Pro Forma Combined Balance Sheet does not purport to be indicative of the financial position of the Company had such transactions actually been completed as of the assumed dates and for the periods presented, or which may result in the future.

The unaudited pro forma combined statement of operations for the year ended December 31, 2002 ("Unaudited Pro Forma Combined Statement of Operations") gives pro forma effect to the acquisitions of Highland and HammerBlow as if they had occurred on January 1, 2002. The Unaudited Pro Forma Combined Statement of Operations may not be indicative of the results of operations of the Company had such transactions actually been completed as of the assumed dates, or which may occur in the future.

The unaudited pro forma financial information also includes adjustments needed to give pro forma effect to the common stock issuance and related financing transactions that occurred on June 6, 2002 between the Company, Metaldyne Corporation and Heartland Industrial Partners ("Heartland") pursuant to a stock purchase agreement. To effect the transactions contemplated by the stock purchase agreement, the Company entered into a senior credit facility consisting of a $150 million revolving credit facility, a $260 million term loan facility and $125 million receivables securitization facility and issued senior subordinated debentures with a face value of $352.8 million. In addition, on December 10, 2002 the Company issued an additional $85.0 of senior subordinated debentures. The bonds were issued to obtain cash to repurchase approximately $20.0 million of TriMas common stock owned by Metaldyne, to fund potential acquisitions, for debt repayment and for other general corporate purposes.

                               TRIMAS CORPORATION
          UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE
                          YEAR ENDED DECEMBER 31, 2002
                                  (IN MILLIONS)



                                             TRIMAS         HIGHLAND       HAMMERBLOW        PRO FORMA       PRO FORMA
                                           HISTORICAL      HISTORICAL     PRO FORMA (a)     ADJUSTMENTS       COMBINED
                                           ----------      ----------     -------------     -----------       --------
STATEMENT OF OPERATIONS DATA:
Net sales..........................       $    733.6       $   49.2       $   109.5         $       --       $   892.3
Cost of sales......................           (552.4)         (31.2)          (70.3)           (0.6)(b)         (655.0)
                                                                                               (0.5)(g)
                                          -----------      ---------      ----------        -----------      ----------
Gross profit.......................            181.2           18.0            39.2            (1.1)             237.3

Selling, general and                                                                           (0.8)(c)
  administrative expense...........           (114.1)          (9.2)          (25.2)           (3.7)(g)         (153.0)
                                          -----------      ---------      ----------        -----------      ----------


Operating profit...................             67.1            8.8            14.0            (5.6)              84.3

Interest expense...................            (60.0)          (0.8)           (3.9)            1.6(d)           (63.1)
Other, net.........................             (4.0)           -              (4.5)           (0.1)(e)           (8.6)
                                          -----------      ---------      ----------        -----------      ----------


Income before income taxes and
  cumulative effect of change in
  accounting principle.............              3.1            8.0             5.6            (4.1)              12.6
Income tax expense.................             (2.3)          (3.4)           (4.7)            1.6 (f)           (8.8)
                                          -----------      ---------      ----------        -----------      ----------

Income before cumulative effect of
  change in accounting principle (1)             0.8       $    4.6        $    0.9         $  (2.5)         $     3.8
                                          ===========      =========      ==========        ===========      ==========

Cumulative effect of change in
  recognition and measurement of
  goodwill impairment..............            (36.6)
                                              -------
Net loss...........................       $    (35.8)
                                          ===========


     (1) The cumulative effect of change in accounting principle is excluded from the pro forma presentation.

                               TRIMAS CORPORATION
          NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                  (IN MILLIONS)


For purposes of the Unaudited Pro Forma Combined Statement of Operations, the results of TriMas for the twelve months ended December 31, 2002 have been combined with the results of Highland for the twelve months ended December 31, 2002 and with the results of HammerBlow Pro Forma for the twelve months ended November 30, 2002 to represent the Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 2002.

a) HammerBlow acquired Tekonsha Towing Systems and Sure Pull Towing Systems ("Tekonsha/Sure Pull") from Dana Corporation on November 21, 2002. HammerBlow's historical fiscal year results of operations do not include the results of Tekonsha / Sure Pull prior to that date. The HammerBlow Pro forma results include adjustments necessary to reflect the estimated effects of this acquisition as if it had occurred on December 1, 2001. The information for Tekonsha / Sure Pull has been derived from financial information available for the period from December 1, 2001 to the date of the acquisition. Financial information subsequent to the date of the acquisition is included in the results of HammerBlow.

         HammerBlow's fiscal year end is November 30 and the HammerBlow Pro Forma Statement of Operations for the twelve months ended November 30, 2002 is included below (in millions). The impact of the acquisition of Tekonsha / Sure Pull is included in the consolidated balance sheet of HammerBlow at November 30, 2002.


                                                HAMMERBLOW        TEKONSHA/SURE        PRO FORMA     HAMMERBLOW
                                                HISTORICAL       PULL HISTORICAL      ADJUSTMENTS     PRO FORMA
                                                ----------       ---------------      -----------    ------------
     Net sales.........................         $   68.0           $  41.5           $   --           $  109.5
     Cost of sales.....................            (43.9)            (26.2)              (0.2)(1)        (70.3)
                                                ---------          --------          ------------     ---------

     Gross profit......................             24.1              15.3               (0.2)            39.2

     Selling, general and administrative
       expense.........................            (14.2)            (11.3)               0.3(1)         (25.2)
                                                ---------          --------          ------------     ---------

     Operating profit..................              9.9               4.0                0.1             14.0

     Interest expense..................             (2.9)             --                 (1.0)(2)         (3.9)
     Other, net........................             (4.4)             (0.1)                   --          (4.5)
                                                ---------          --------          ------------     ---------

     Income from continuing operations
       before income tax...............              2.6               3.9               (0.9)             5.6

     Income tax expense................             (2.1)             (2.9)               0.3(3)          (4.7)
                                                ---------          --------          ------------     ---------

     Income from continuing
       operations......................         $    0.5           $   1.0           $   (0.6)        $    0.9
                                                =========          ========          ============     =========


        1) Reflects increased depreciation and amortization of $0.2 million related to property and equipment and identified intangibles, based on estimated fair values at the date of acquisition and estimated remaining useful lives ranging from five to thirty years. Selling, general and administrative expense has been decreased $.3 million to reflect revenue for management services provided to a related entity.

        2) Reflects increased interest expense due to a change in capital structure. This includes $10 million in various term loans bearing an average rate of 5.6%, a $5.3 million revolver bearing a rate of 5.5%, a purchase note of $.5M bearing 8.5%, and loan origination costs that are being amortized over the life of the related debt (3 years).

        3) Reflects the estimated tax effect of the above adjustments at a marginal tax rate of 38%.


    b) As a result of the common stock issuance and related financing transactions that occurred on June 6, 2002, Metaldyne no longer provides a guarantee on certain TriMas leases. The existence of the guarantee required that the leases be accounted for as capitalized leases in periods prior to June 6, 2002. As a result of the guarantee release, these leases are now accounted for as operating leases. This adjustment reflects the recording of $0.9 million of rent expense offset by a reduction of $0.3 million of capitalized lease asset amortization expense for the twelve months ended December 31, 2002. An additional add-back of $0.9 million related to interest expense on the capitalized lease obligation for the twelve months ended December 31, 2002 is included in adjustment (d) below as a result of eliminating this interest expense.

    c) Pro forma adjustment to reflect ongoing corporate operating costs and related party contractual arrangements with Heartland, Metaldyne and the former owners of HammerBlow. Subsequent to June 6, 2002, certain stand-alone operating costs and related party contract costs have been recorded by the Company. The pro forma adjustment for the twelve months ended December 31, 2002 is incremental to such costs recorded after June 6, 2002.

                                                           DECEMBER 31, 2002
                                                           -----------------
                                                             (IN MILLIONS)
             Corporate office costs (1)................       $     2.5
             Heartland Advisory Services (2)...........             1.7
             Corporate Services agreement (3)..........             1.0
             Management fee income (4).................            (0.5)
                                                              ---------

                    Total Corporate operating costs                 4.7

             Less: Historical management fee (5)                   (3.9)
                                                              ---------

             Pro forma adjustment                             $     0.8
                                                              =========

         1) Represents the Company's estimate of stand-alone corporate operating costs. Historically, such costs were allocated to TriMas via the Metaldyne management fee. These pro forma costs are premised upon certain assumptions necessary to operate on a stand-alone basis. While the Company believes its pro forma assumptions are reasonable, future operating costs may not approximate the amounts of such adjustments.

         2) In connection with the June 6, 2002 transactions, TriMas entered into an advisory services agreement with Heartland at an annual fee of $4.0 million plus expenses.

         3) Under the terms of a Corporate Services agreement, TriMas agreed to pay Metaldyne an annual fee of $2.5 million for human resources, information systems, treasury services, audit, internal audit, and tax, legal and other general corporate services.

         4) The Company has entered into a management agreement with the former owners of HammerBlow to continue to provide shared services to a previously related entity. Annual fees to the Company for providing such services are $0.8 million. The pro forma adjustment includes only that amount which is incremental to the amount already considered in note (a) adjustment (1) above.

         5) Adjustment to eliminate the historical 1% management fee paid to Metaldyne for corporate support and the historical management fees of $0.3 million paid to each of the previous shareholders of

              HammerBlow and Highland respectively. Metaldyne continued to charge its management fee to TriMas through June 6, 2002, at which point the Company began to incur the costs summarized in items
              (1), (2), and (3) above.

              ----------------------------------

    d) Pro forma adjustment to reflect interest expense related to borrowings under the Company's bank credit agreement as a result of the June 6, 2002 transactions and the acquisition of Highland and HammerBlow, and as a result of issuance of the original notes and additional notes.


                                                                                           YEAR ENDED
                                                                                       DECEMBER 31, 2002
                                                                                       -----------------
                                                                                         (IN MILLIONS)
                 Interest on revolving credit facility (1).......................    $            2.8
                 Interest on $260 million bank term loan (2).....................                11.5
                 Interest on 9 7/8% senior subordinating notes due 2012..........                43.2
                 Interest accretion on deferred purchase price (3)...............                 0.3
                 Amortization of debt issuance costs (4).........................                 3.6
                 Commitment and letter of credit fees (5)........................                 1.6
                 Accretion on original notes (6).................................                 0.2
                 Amortization on additional notes (7)............................                (0.1)
                                                                                       --------------

                 Pro forma interest expense......................................                63.1
                 Less: Historical and pro forma interest expense.................                64.7
                                                                                       --------------

                 Pro forma adjustment............................................    $           (1.6)
                                                                                     ================

         1) The interest on the revolving credit facility is variable based on LIBOR plus 2.00% - 2.75%, depending on our leverage ratio. At December 31, 2002, the interest rate on the revolver was 4.44% (LIBOR plus 2.75%). TriMas has not utilized the revolver as of December 31, 2002 for operating purposes. The revolving credit facility was used to partially finance the acquisitions of HammerBlow and Highland. For purposes of the Unaudited Pro Forma Combined Statement of Operations, the revolving credit facility was assumed to be used to finance a portion ($57.1 million) of the Highland acquisition and interest expense related to these borrowings is $2.5 million. The revolver was also assumed to fund working capital requirements of HammerBlow and Highland during 2002 and interest on these borrowings was $0.3 million.

              A 0.125% increase or decrease in the assumed interest rate for the revolving credit facility would change pro forma interest expense by $0.1 million for the twelve months ended December 31, 2002.

         2) The interest rate on the term loan facility is variable based on LIBOR plus 2.50% - 2.75%, depending on the Company's leverage ratio. At December 31, 2002, the interest rate on the term loan facility was 4.44% (LIBOR plus 2.75%).

              A 0.125% increase or decrease in the assumed interest rate for the term loan facility would change pro forma interest expense by $0.3 million for the twelve months ended December 31, 2002.

         3) Represents interest accretion on deferred purchase price of $7.5 million related to the acquisition of HammerBlow, due January 2004.

         4) Costs of approximately $31.9 million were incurred in connection with obtaining our senior credit facility ($13.1 million) and the issuance of the outstanding notes ($18.8 million). These amounts have been capitalized as debt issue costs and are being amortized using the interest method over 7.5 years and 10 years, respectively.

         5)   Consists of commitment fees on the revolving credit facility.

         6) Represents accretion of discount on the original notes offered hereby to their face value of $352.8 million.

         7) Represents amortization of premium on the additional notes to their face value of $85.0 million.

              ----------------------------------

e)   Adjustment to Other, net is comprised of the following:


                                                                                            YEAR ENDED
                                                                                        DECEMBER 31, 2002
                                                                                        -----------------
                                                                                          (IN MILLIONS)
                 Commitment fees (1)                                                     $       0.3
                 Elimination of accounts receivable financing costs (2)                         (2.3)
                 Loss on sale of receivables (3)                                                 2.1
                                                                                         ------------

                 Pro forma adjustment                                                    $       0.1
                                                                                         ============


         1) Consists of commitment fees on the Company's accounts receivable securitization facility.

         2) Adjustment to eliminate financing costs related to the Company's participation in the Metaldyne accounts receivable securitization facility through June 6, 2002.

         3) Adjustment for the loss on the sale of receivables under the accounts receivable securitization facility which was assumed to be used to partially finance the acquisition of HammerBlow. We have not utilized the accounts receivable securitization facility as of December 31, 2002 for operating purposes.

              ----------------------------------

f) To reflect the estimated tax effect of the above adjustments at a marginal tax rate of 38%.

g) Reflects increased depreciation and amortization of $4.2 million related to property and equipment and identified intangibles, based on estimated fair values at the date of acquisition and remaining useful lives ranging from three to forty years.

                               TRIMAS CORPORATION
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                DECEMBER 31, 2002
                                  (IN MILLIONS)


                                                     TRIMAS         HIGHLAND      HAMMERBLOW        PRO FORMA         COMBINED
                                                   HISTORICAL      HISTORICAL     HISTORICAL       ADJUSTMENTS       PRO FORMA
                                                   ----------      ----------     ----------       -----------       ---------

                                                             ASSETS
Current Assets:
   Cash and cash equivalents.................    $ 100.4          $     0.3       $    0.7         $ (63.3)(a)       $   17.8
                                                                                                     (20.0)(b)
                                                                                                      (0.3)(c)
   Receivables...............................       95.6                9.4            9.9           (48.8)(a)           66.1
   Inventories...............................       91.4                7.2           16.5             3.6 (c)          118.7
   Deferred income taxes.....................       18.3                 --             --              --               18.3
   Prepaid expenses and other current
      assets.................................        9.8                0.4            1.5              --               11.7
                                                --------          ---------       --------         -------           --------
         Total current assets................      315.5               17.3           28.6          (128.8)             232.6

Property and equipment, net..................      235.0                3.8           20.6             4.0 (c)          263.4
Excess of cost over net assets of
   acquired companies........................      511.9               10.0           33.4            67.2 (c)          622.5
Other intangibles............................      286.3                0.2            2.6            76.3 (c)          365.4
Other assets.................................       62.1                 --            0.5            (9.0)(c)           53.6
                                                --------          ---------       --------         -------           --------

         Total assets........................   $1,410.8          $    31.3       $   85.7         $   9.7           $1,537.5
                                                ========          =========       ========         =======           ========


                                              LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
   Bank overdraft............................  $      --          $     0.6       $     --          $    --          $    0.6
   Current maturities, long-term debt........        3.0                2.2             --             (2.2)(c)           3.0
   Accounts payable..........................       54.5                2.0            6.0               --              62.5
   Accrued liabilities.......................       63.1                2.3            5.2              5.2 (c)          75.8
   Other current liabilities.................         --                 --            0.9              7.2 (a)           8.1
   Due to Metaldyne..........................       10.0                 --             --               --              10.0
                                               ---------          ---------       --------          --------         --------

         Total current liabilities...........      130.6                7.1           12.1             10.2             160.0

Long-term debt...............................      693.2                3.7           36.5            (40.2)(c)         693.2
Revolving credit line........................         --                1.5           11.1            (12.6)(c)          57.1
                                                                                                       57.1 (a)
Deferred income taxes........................      155.9                0.3            1.1             28.5 (c)         185.8
Other long-term liabilities..................       31.1                 --            0.7               --              31.8
Due to Metaldyne.............................       12.0                 --             --               --              12.0
                                               ---------          ---------       --------          --------         --------

      Total liabilities......................    1,022.8               12.6           61.5             43.0           1,139.9

Stockholders' Equity.........................      388.0               18.7           24.2            (20.0)(b)         397.6
                                                                                                       14.0 (a)
                                                                                                       16.0 (a)
                                                                                                       (9.0)(c)
                                                                                                      (34.3)(c)
                                               ---------          ---------       --------          -------          --------
         Total liabilities and
            shareholders' equity.............  $ 1,410.8         $     31.3       $   85.7          $   9.7          $1,537.5
                                               =========         ==========       ========          =======          ========

                               TRIMAS CORPORATION
               NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET


The Unaudited Pro Forma Combined Balance Sheet includes Highland and HammerBlow as of December 31, 2002 and November 30, 2002, respectively, and the adjustments necessary to reflect the estimated effect of the acquisitions and the related financing as if they had occurred on December 31, 2002.

a) The Unaudited Pro Forma Combined Balance Sheet assumes the following:

   1) HammerBlow was acquired on January 30, 2003. The total consideration paid was $142.3 million ($142.2 million cash, including TriMas' $9.0 million existing equity interest, plus $2.6 million of transaction costs, less adjustment for compensation payments net of related tax benefits of $2.5 million). The cash paid to fund the acquisition was provided through:

              i. $63.3 million excess cash available from the $85 million senior subordinated notes offering,

             ii.     $48.8 million draw on the revolving credit facility,

            iii. $7.2 million net deferred purchase price to the former shareholders of HammerBlow, and

             iv. $14.0 million from the proceeds of the sale of 700,000 of shares of common stock at $20 per share to Heartland.

            On February 14, 2003, the Company utilized the accounts receivable securitization facility to repay the revolving credit facility in the amount of $48.8 million. For purposes of the Unaudited Pro Forma Combined Financial Information, the accounts receivable securitization facility is assumed to have been used to fund the original draw of $48.8 million as the revolving credit facility was subsequently used to fund the Highland acquisition.

   2) Highland was acquired on February 21, 2003. The total consideration paid was $73.1 million ($70.5 million cash, plus $1.3 million of transaction fees and $1.3 million for certain tax benefits). The cash paid to fund this acquisition was provided through: (i) $57.1 million draw on the revolving credit facility and (ii) $16.0 million from the proceeds of the sale of 800,000 of shares of common stock at $20 per share to Heartland.

b) Reflects re-purchase of one million shares of our common stock from Metaldyne, which occurred on April 2, 2003.

                               TRIMAS CORPORATION
               NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                   (CONTINUED)

c) The acquisitions of HammerBlow and Highland will be accounted for by the purchase method of accounting, pursuant to which the purchase price is allocated among the acquired tangible and intangible assets and assumed liabilities in accordance with their estimated fair values on the date of acquisition. The impact of the step-up in basis of inventory has been excluded from the Unaudited Pro Forma Combined Statement of Operations as it will not be recurring. The purchase price and estimated preliminary adjustments to historical book value as a result of the acquisitions are as follows:


                                                                   HAMMERBLOW         HIGHLAND           TOTAL
                                                                   ----------         --------           -----
Total purchase price......................................         $  142.3         $   73.1         $  215.4

Net assets................................................            (15.6)           (18.7)           (34.3)
Existing TriMas equity interest in HammerBlow.............             (9.0)            --               (9.0)
Historical assets not acquired (Note 1)...................             --                0.3              0.3
Historical debt not assumed (Note 1)......................            (47.6)            (7.4)           (55.0)
                                                                   --------         --------         --------

                  Excess of purchase price over book
                    value of acquired companies...........         $   70.1         $   47.3         $  117.4
                                                                   --------         --------         --------

Adjustment allocated as follows:
  Inventory...............................................          $   2.2         $    1.4         $    3.6
  Property and equipment..................................              1.8              2.2              4.0
  Intangibles.............................................             51.8             24.5             76.3
  Accrued liabilities.....................................             (5.2)            --               (5.2)
  Deferred taxes..........................................            (18.6)            (9.9)           (28.5)
                                                                   --------         --------         --------

                  Estimated goodwill adjustment...........         $   38.1         $   29.1         $   67.2
                                                                   ========         ========         ========


1) The acquisition of Highland was on a debt-free basis and cash-free basis. The acquisition of HammerBlow was on a debt-free basis. The adjustment is to eliminate the assets and liabilities not assumed in the acquisition.



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